Exhibit 1

SUMMARY SCHEDULE OF FUNDED DEBT AT DECEMBER 31, 2012

Currency	Issues	Interest %	Maturities	Initial amount in currency of borrowing (in millions)	Initial amount in equivalent in millions of euros(1)	Amount outstanding in millions of euros(2)
U.S. dollars	28	0.625 - 6.185 or 3M USD-Libor + 42 bps	2013-2022	13,645.0	10,515.2	11,539.3
Australian dollars	19	5.250 - 6.000	2013-2020	3,600.0	2,590.2	2,989.3
Brazilian real	1	7.530 - Coupon in USD	2015	409.2	184.4	151.4
Swiss francs	4	1.875 - 3.375	2014-2020	775.0	502.0	642.0
EUR	10	2.875 - 4.000 or 6M EUR-Libor + 25bp	2018-2035	2,412.8	2,412.8	2,412.8
Pound Sterling	9	1.625 - 3.375 or 12m GBP-Libor flat	2013-2016	1,550.0	1,874.4	1,899.3
Hong Kong dollars	3	2.280 - 3.350 or 3M HKD-Libor+31bp	2014	2,950.0	271.1	288.5
Japanese yen	8	0.000 - 4.000	2018-2033	12,050.0	83.8	106.1
New Zealand dollars	3	5.500 - 7.500	2014-2018	300.0	142.7	187.0

Total	85				18,576.7	20,215.5

(1)	The equivalent in EUR is computed using the exchange rate at trade date.
(2)	The equivalent in EUR is computed using the exchange rate at December 31, 2012.

SCHEDULE OF ANNUAL AMORTIZATION OF FUNDED DEBT OUTSTANDING AT DECEMBER 31, 2012

(IN MILLIONS OF EUR(1))

Currency	2013	2014	2015	2016	2017	2018 and after	Total
U.S. dollars	3,262.8	1,690.2	2,440.5	1,894.8	2,235.9	15.2	11,539.3
Australian dollars	236.0	944.0	1,416.0	—	—	393.3	2,989.3
Brazilian real	—	—	151.4	—	—	—	151.4
Swiss francs	—	497.0	—	—	—	145.0	642.0
EUR	—	—	—	—	—	2,412.8	2,412.8
Pound Sterling	490.1	367.6	735.2	306.3	—	—	1,899.3
Hong Kong dollars	—	288.5	—	—	—	—	288.5
Japanese yen	—	—	—	—	—	106.1	106.1
New Zealand dollars	—	93.5	—	—	—	93.5	187.0

Total	3,989.0	3,880.7	4,743.0	2,201.1	2,235.9	3,165.8	20,215.5

(1)	The equivalent in EUR is computed using the exchange rate at December 31, 2012.

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